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EXHIBIT 3.4

                               STATE OF MINNESOTA
                        OFFICE OF THE SECRETARY OF STATE

                                  AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                                XATA CORPORATION

      Pursuant to the provisions of Minnesota Statutes Section 302A.135, the following Amendment to the Articles of Incorporation of XATA Corporation, a Minnesota corporation, was approved and adopted pursuant to Minnesota Statutes Chapter 302A.

      Sections 3.1 and 3.2 of Article 3 of the Restated Articles of Incorporation of the Corporation, as amended and restated to date, are hereby amended in entirety to read as follows:

            3.1 This Corporation shall have the authority to issue an aggregate of twenty-five million (25,000,000) shares of Common Stock, $.01 par value per share. Such shares shall be designated as this Corporation's "Common Stock."

            3.2 This Corporation shall have the authority to issue an aggregate of five million (5,000,000) shares of Preferred Stock, which may be issued in one or more series as determined from time to time by the Board of Directors. The shares of Preferred Stock of any series authorized for issuance by the Board of Directors shall be senior to the Common Stock with respect to any distribution (as such term is defined in Section 302A.011, Subd. 10, Minnesota Statutes) if so designated by the Board of Directors. The Board of Directors is hereby granted the express authority to fix by resolution any other powers, preferences, rights (including, without limitation, voting rights), qualifications, limitations or restrictions with respect to any particular series of Preferred Stock.

      I swear that the foregoing is true and accurate and that I have authority to sign this document on behalf of the Corporation.

                                            XATA CORPORATION


Dated: March 4, 2003                        By  /s/ Craig S. Fawcett
                                                --------------------------------
                                                Craig S. Fawcett
                                                Its Chief Executive Officer


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